Exhibit 4.3

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) made this __ day of _________, 20__, between Associated Capital Group, Inc., a New York corporation (the “Company”), and ____________ (the “Grantee”).

Pursuant to the Associated Capital Group, Inc. 2015 Stock Award and Incentive Plan (the “Plan”), the Committee has determined that the Grantee is to be awarded, on the terms and conditions set forth herein (and subject to the terms and provisions of the Plan), a nonqualified stock option (an “Option”) to purchase shares of Stock, and hereby grants such Option.  Capitalized terms that are not defined in this Agreement will have the meanings set forth in the Plan.

1. Number of Shares of Stock and Purchase Price.

The Grantee is hereby granted an Option to purchase [●] shares of Stock (the “Option Shares”) at a purchase price per share equal to $______ per share (the “Option Price”), pursuant to the terms of this Agreement and the provisions of the Plan.

2. Period of Option and Conditions of Exercise.

(a)
The Option shall be deemed to have been granted on this ___ day of ______, 20__ (the “Date of Grant”) and, unless the Option is previously terminated pursuant to this Agreement or the Plan, the Option shall terminate upon the expiration of ten (10) years from the Date of Grant (the “Expiration Date”).  Upon the termination of the Option, all rights of the Grantee hereunder shall cease.

(b)
Subject to the provisions of the Plan and this Agreement, the Option shall become exercisable with respect to:  [●]% of the shares on the [●] anniversary of the Date of Grant; [●]% of the shares on the [●] anniversary of the Date of Grant; [●]% of the shares on the [●] anniversary of the Date of Grant;  and with respect to the remaining [●]% of the shares on the [●] anniversary of the Date of Grant.

3. Termination of Employment.

Except as provided in this Section 3, no Option (whether or not exercisable) may be exercised after the Grantee has ceased to be employed by the Company or an Affiliate.  In the event of the termination of the Grantee’s employment by the Company or an Affiliate for any of the reasons set forth below, any Options held by such Grantee may be exercised following such termination, as follows:

(a)	If the Grantee’s employment is terminated by reason of his or her death, disability or retirement on or after age 65, all outstanding Options that were otherwise exercisable shall remain exercisable for one year following the date of such termination of employment (but in no event later than the Expiration Date);

(b)	If the Grantee voluntarily terminates employment with the Company or an Affiliate (other than due to disability or retirement on or after age 65) or if the Grantee’s employment is involuntarily terminated by the Company or an Affiliate (other than for “cause,” as determined by the Committee), outstanding Options that were otherwise exercisable as of the date of such termination shall remain exercisable for a period of ninety (90) days following such termination (but in no event later than the Expiration Date), and shall thereafter terminate.

4. Exercise of Option.

(a)
The Option shall be exercised in the following manner:  the Grantee, or the person or persons having the right to exercise the Option upon the death or disability of the Grantee, shall deliver to the Company written notice, in substantially the form of the notice attached hereto, specifying the number of Option Shares that the Grantee elects to purchase.  The Grantee must include with the notice full payment for any Option Shares being purchased under an Option.

(b)
Payment of the Option Price for any Option Shares being purchased must be made in cash, by certified or cashier’s check, or (if permitted by the Committee) by delivering to the Company shares that the Grantee already owns or withholding Option Shares, or through a broker’s cashless exercise procedure.  If the Grantee pays by delivering shares of Stock, the Grantee must include with the notice of exercise the certificates for such shares of Stock either duly endorsed for transfer or accompanied by an appropriately executed stock power in favor of the Company (or appropriate transfer information from the Company’s transfer agent with respect to book-entry shares).  The shares of Stock delivered by the Grantee or withheld by the Company will be valued by the Company at their Fair Market Value on the day preceding the date of exercise of the Option and, if the value of the shares of Stock delivered by the Grantee exceeds the amount required to be paid pursuant to this Section 4, the Company will provide to the Grantee, as soon as practicable, cash or a check in an amount equal to the value, as so determined, of any fractional portion of a share of Stock, and will issue a certificate to the Grantee for (or make, or cause to be made, a book entry or other electronic notation indicating the Grantee’s ownership of) any whole shares of Stock exceeding the number of shares of Stock required to pay the Option Price.

(c)
Not less than 100 shares of Stock may be purchased at any time upon the exercise of an Option, unless the number of shares of Stock so purchased constitutes the total number of shares of Stock then purchasable under the Option.  The Option may be exercised only to purchase whole shares of Stock, and in no case may a fractional share of Stock be purchased.  The right of the Grantee to purchase shares of Stock with respect to which the Option has become exercisable may be exercised, in whole or in part at any time or from time to time, prior to the Expiration Date.

(d)
The Company may require a Grantee to pay, prior to the delivery of any Option Shares to which such Grantee shall be entitled upon exercise of an Option, an amount equal to the federal, state and local income taxes and other amounts required by law to be withheld by the Company with respect to any Option.  Alternatively, the Grantee may authorize the Company to withhold from the number of Option Shares he or she would otherwise receive upon exercise of an Option that number of Option Shares having a Fair Market Value equal to the amount of such required tax.

5. Miscellaneous.

(a)
Entire Agreement.  This Agreement and the Plan contain all of the understandings and agreements between the Company and the Grantee concerning this Option and supersedes all earlier negotiations and understandings, written or oral, between the parties with respect thereto.  The Company and the Grantee have made no promises, agreements, conditions or understandings, either orally or in writing, that are not included in this Agreement or the Plan.

(b)
Captions.  The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience.  They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.

(c)
Counterparts.  This Agreement may be executed in counterparts, each of which when signed by the Company or the Grantee will be deemed an original and all of which together will be deemed the same Agreement.

(d)
Notices.  Any notice or communication having to do with this Agreement must be given by personal delivery or by certified mail, return receipt requested, addressed, if to the Company or the Committee, to the attention of the Secretary of the Company at the principal office of the Company and, if to the Grantee, to the Grantee’s last known address contained in the personnel records of the Company.

(e)
Succession and Transfer.  Each and all of the provisions of this Agreement are binding upon and inure to the benefit of the Company and the Grantee and their respective estate, successors and assigns; provided that the Options granted hereunder shall not be transferable by the holder thereof other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee or by his or her guardian or legal representative.

(f)	Amendments. Subject to the provisions of the Plan, this Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

(g)	Governing Law. This Agreement and the rights of the Grantee hereunder shall be construed and determined in accordance with the laws of the State of Delaware.

This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated herein as provisions of this Agreement.  If there is a conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern.  By signing this Agreement, the Grantee confirms that he or she has received a copy of the Plan and has had an opportunity to review the contents thereof.

[Signatures begin on the following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

ASSOCIATED CAPITAL GROUP, INC.

By:
Name:
Title:

GRANTEE

Printed Name: